EXHIBIT 10.3



                              Edison International

                       Director Deferred Compensation Plan






                                   As Restated
                            Effective January 1, 1998

                      Contingent Upon Shareholder Approval
                of the Equity Compensation Plan on April 16, 1998












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                              EDISON INTERNATIONAL

                       DIRECTOR DEFERRED COMPENSATION PLAN

                                TABLE OF CONTENTS



Section            Title                                                  Page
-------            -----                                                  ----
ARTICLE 1         DEFINITIONS                                              1
ARTICLE 2         PARTICIPATION                                            4
       2.1        Participant Election                                     4
       2.2        Annual Deferral                                          4
       2.3        Continuation of Participation                            4

ARTICLE 3         DIRECTOR DEFERRALS                                       4
       3.1        Participation Election                                   4
       3.2        Minimum Annual Deferral                                  5
       3.3        Maximum Annual Deferral                                  5
       3.4        Deferred Stock Units                                     5
       3.5        Vesting                                                  5

ARTICLE 4         DEFERRAL ACCOUNTS                                        5
       4.1        Deferral Accounts                                        5
       4.2        Timing of Credits                                        5

ARTICLE 5         RETIREMENT BENEFITS                                      6
       5.1        Amount                                                   6
       5.2        Form of Retirement Benefits                              7
       5.3        Commencement of Benefits                                 7
       5.4        Small Benefit Exception                                  7

ARTICLE 6         TERMINATION BENEFITS                                     7
       6.1        Amount                                                   7
       6.2        Form of Termination Benefits                             8

ARTICLE 7         SURVIVOR BENEFITS                                        8
       7.1        Pre-Retirement Survivor Benefit                          8
       7.2        Post-Retirement Survivor Benefit                         8
       7.3        Post-Termination Survivor Benefit                        9
       7.4        Changing Form of Benefit                                 9
       7.5        Small Benefit Exception                                  9

ARTICLE 8         CHANGE OF CONTROL                                        9

                          EDISON INTERNATIONAL

                   DIRECTOR DEFERRED COMPENSATION PLAN

                            TABLE OF CONTENTS



Section                 Title                                              Page
-------                 -----                                              ----
ARTICLE 9         SCHEDULED AND UNSCHEDULED WITHDRAWALS                    9
       9.1        Scheduled Withdrawals                                    9
       9.2        Unscheduled Withdrawals                                  10

ARTICLE 10        CONDITIONS RELATED TO BENEFITS
       10.1       Nonassignability                                         11
       10.2       Financial Hardship Distribution                          11
       10.3       No Right to Assets                                       11
       10.4       Protective Provisions                                    11
       10.5       Withholding                                              11

ARTICLE 11        PLAN ADMINISTRATION                                      12

ARTICLE 12        BENEFICIARY DESIGNATION                                  12

ARTICLE 13        AMENDMENT OR TERMINATION OF PLAN                         13
       13.1       Amendment of Plan                                        13
       13.2       Termination of Plan                                      13
       13.3       Amendment or Termination After Change of Control         13
       13.4       Exercise of Power to Amend or Terminate                  13
       13.5       Constructive Receipt Termination                         13

ARTICLE 14        CLAIMS AND REVIEW PROCEDURES                             14
       14.1       Claims Procedure                                         14
       14.2       Review Procedure                                         14
       14.3       Dispute Arbitration                                      14

ARTICLE 15        MISCELLANEOUS                                            16
       15.1       Successors                                               16
       15.2       Trust                                                    16
       15.3       Service Not Guaranteed                                   16
       15.4       Gender, Singular and Plural                              16
       15.5       Captions                                                 16
       15.6       Validity                                                 16
       15.7       Waiver of Breach                                         17
       15.8       Applicable Law                                           17
       15.9       Notice                                                   17


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                              EDISON INTERNATIONAL

                       DIRECTOR DEFERRED COMPENSATION PLAN


                       Restated Effective January 1, 1998


                                    PREAMBLE

Edison International Director Deferred Compensation Plan benefits are available to Eligible Directors of Edison International and its participating affiliates. Amounts of compensation deferred by Participants pursuant to this Plan accrue as liabilities of the participating Affiliate at the time of the deferral under the terms and conditions set forth herein. By electing to defer compensation under the Plan, Participants consent to Edison International sponsorship of the Plan, but acknowledge that Edison International is not a guarantor of the benefit obligations of other participating Affiliates. Each participating Affiliate is responsible for payment of the accrued benefits under the Plan with respect to its own Eligible Directors subject to the terms and conditions set forth herein.


                                    ARTICLE 1
                                   DEFINITIONS


Capitalized terms in the text of the Plan are defined as follows:

Administrator means the Compensation and Executive Personnel Committee of the Board of Directors of the Company.

Affiliate means Edison International or any corporation or entity which (i) along with Edison International, is a component member of a "controlled group of corporations" within the meaning of Section 414(b) of the Code, and (ii) has approved the participation of its directors in the Plan.

Annual Deferral means the amount of Compensation which the Participant elects to defer for a Plan Year pursuant to Articles 2 and 3 of the Plan.

Beneficiary means the person or persons or entity designated as such in accordance with Article 12 of the Plan.

Board means the Board of Directors of Edison International.

Change of Control means either: (i) the dissolution or liquidation of Edison International or a Company; (ii) a reorganization, merger or consolidation of Edison International or a Company with one or more corporations as a result of which Edison

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International or a Company is not the surviving  corporation;  (iii) approval by the stockholders of Edison International or a Company of any sale, lease, exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of Edison International or a Company; (iv) approval by the stockholders of Edison International or a Company of any merger or consolidation of Edison International or a Company, in which the holders of voting stock of Edison International or a Company immediately before the merger or consolidation will not own 50% or more of the outstanding voting shares of the continuing or surviving corporation immediately after the merger or consolidation; or (v) a change of at least 51% (rounded to the next whole person) in the membership of the Board of Directors of Edison International or a Company within a 24-month period, unless the election or nomination for election by stockholders of each new director within the period was approved by the vote of at least 85% (rounded to the next whole person) of the directors then still in office who were in office at the beginning of the twenty-four-month period,
except  that  any   replacement   of  directors  who  are  employees  of  Edison
International or a Company, with other employees of Edison International or a Company, will be disregarded and not be considered a change in membership. Notwithstanding the foregoing, any reorganization, merger or consolidation of a Company with Edison International or another Company will be disregarded and not be considered a Change of Control.

Code means the Internal Revenue Code of 1986, as amended.

Company means the Affiliate the Participant serves as a director.

Compensation means the sum of the all retainers and meeting fees which would be paid to a Participant as an Eligible Director for the Plan Year before reductions for deferrals under the Plan.

Crediting Rate means the rate at which interest will be credited to Participant Deferral Accounts. The rate will be determined annually in advance of the Plan Year and will be equal to 120 percent of the Index Rate. Edison International reserves the right to prospectively change the Crediting Rate or formula.

Deferral Account means the notional account comprised of Compensation deferrals and Deferred Stock Units established for record keeping purposes for a Participant pursuant to Article 5 of the Plan.

Deferral Period means the Plan Year covered by a valid Participation Election previously submitted by a Participant, or in the case of a newly eligible Participant, the balance of the Plan Year following the date of the Participation Election.

Deferred Stock Unit means a bookkeeping entry linked to shares of Edison International Common Stock on a one-for-one basis. Deferred Stock Units may be credited to a Participant's account as a result of an award under the Equity Compensation Plan or Dividend Equivalents on such an award.




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Dividend  Equivalent means an amount equal to the dividend declared by the Board on one share of Edison International common stock for any calendar quarter.

Eligible Director means a non-employee director of an Affiliate who (i) is a U.S. director or an expatriate who is based and paid in the U.S., and (ii) is designated by the Company as eligible to participate in the Plan (subject to the restrictions in Article 8 and Section 10.2 of the Plan).

Financial Hardship means an unexpected and unforeseen financial disruption arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence as determined by the Administrator or its designee. Needs arising from foreseeable events such as the purchase of a residence or education expenses for children will not, alone, be considered a Financial Hardship.

Index Rate means the 120-month average rate of 10-year U.S. Treasury Notes determined for any Plan Year as of October 15th of the prior year.

Participant means an Eligible Director who has elected to participate and has completed a Participation Election pursuant to Section 2.1 of the Plan or has received an award of Deferred Stock Units under the Edison International Equity Compensation Plan which has been credited under this Plan.

Participation  Election  means  the  Participant's  written  election  to  defer
Compensation   under  the  Plan   submitted  on  the  form   prescribed  by  the
Administrator for that purpose.

Plan means the Edison International Director Deferred Compensation Plan.

Plan Year means the calendar year.

Retirement means a separation from service after attaining age 55 with at least 5 years of service.

Scheduled Withdrawal means a distribution of all or a portion of the entire amount of Annual Deferrals and earnings credited to the Participant's Compensation Deferral Account as elected by the Participant pursuant to the provisions of Article 9 of the Plan.

Termination for Cause means the Termination of Service of the Participant upon willful failure by the Participant to substantially perform his or her duties for the Company or the willful engaging by the Participant in conduct which is injurious to the Company, monetarily or otherwise.

Termination of Service means the voluntary or involuntary cessation of the Participant's service as a member of the Board of Directors of a Company for any reason other than Retirement or death. Termination of Service will not be deemed to have occurred for purposes of this Plan if the Participant continues to serve on the



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Board of Directors of another participating Affiliate, or commences such service within 30 days.

Unscheduled Withdrawal means a distribution of all or a portion of the entire amount of Annual Deferrals and earnings credited to the Participant's Compensation Deferral Account as requested by the Participant pursuant to the provisions of Article 9 of the Plan.

Valuation Date means the last day of the month in which Termination of Service, Retirement or death occurs, or the day before a Scheduled Withdrawal or Unscheduled Withdrawal occurs.


                                    ARTICLE 2
                                  PARTICIPATION


2.1      Commencement

(a) An Eligible Director will become a Participant in the Plan on the first day of the month coincident with or next following the date the director becomes an Eligible Director, provided the Eligible Director has submitted to the Administrator a Participation Election prior to that date. Except for directors who become newly eligible during the Plan Year, the Participation Election must be submitted to the Administrator during the enrollment period designated by the Administrator which will always be prior to the commencement of the Plan Year.

(b) An Eligible Director will also become a Participant upon any award of Deferred Stock Units made under the Edison International Equity Compensation Plan and credited to this Plan.

2.2      Annual Deferral

Subject to the restrictions in Article 3, the Eligible Director will designate his or her Annual Deferral for the covered Plan Year on the Participation Election.

2.3      Continuation of Participation

Participation will continue as long as the Participant has a Deferral Account balance under the Plan.

                                    ARTICLE 3
                               DIRECTOR DEFERRALS

3.1      Participation Election

Eligible Directors may elect to make an Annual Deferral under the Plan by submitting a Participation Election during the applicable enrollment period. The Participation Election will designate the percentage of Compensation, in whole percentage



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increments,  that the  Participant  wishes to defer pursuant to the terms of the
Plan. Once made, a Participation Election will continue to apply for subsequent Deferral Periods unless the Participant submits a new Participation Election form during a subsequent enrollment period changing the deferral amount or revoking the existing election. A Participation Election may be revoked by the Participant upon 30 days written notice to the Administrator; however, such Participant will be ineligible to make an Annual Deferral under the Plan for the following Plan Year.

3.2      Minimum Annual Deferral

The minimum Annual Deferral for a Plan Year is 10% of the Participant's Compensation.

3.3      Maximum Annual Deferral

The maximum Annual Deferral for a Plan Year is 100% of the Participant's Compensation.

3.4      Deferred Stock Units

The Company will credit the Participant's account with any Deferred Stock Unit award approved by the Board pursuant to the Equity Compensation Plan.

3.5      Vesting

Amounts deferred under this Article 3 and any earnings thereon will be 100% vested at all times.


                                    ARTICLE 4
                                DEFERRAL ACCOUNTS


4.1      Deferral Accounts

Solely for record keeping purposes, the Administrator will maintain Deferral Accounts for Compensation and Deferred Stock Units for each Participant with such subaccounts as the Administrator or its record keeper find necessary or convenient in the administration of the Plan.

4.2      Timing of Credits

(a) Annual Deferrals. The Administrator will credit the Annual Deferrals to the Participant's Compensation Deferral Account at the time such amounts would otherwise have been paid to the Participant but for the Participation Election.

(b) Deferred Stock Units. The Administrator will credit Deferred Stock Units to the Participant's Deferred Stock Unit Deferral Account as of the effective date of any award of Deferred Stock Units under the Equity Compensation Plan.





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(c)    Earnings Crediting Dates.

         (i) The Administrator will credit interest at the Crediting Rate to the Participant's Compensation Deferral Account on a daily basis, compounded annually.

         (ii) The Administrator will credit a Dividend Equivalent for each Deferred Stock Unit credited to the Participant's Deferred Stock Unit Deferral Account on the Edison International common stock ex-dividend date each quarter. Dividend Equivalents so credited will be converted into additional Deferred Stock Units based on the closing price of Edison International Common Stock on that date as reported in the Western Edition of the Wall Street Journal. Fractional Dividend Equivalents and Deferred Stock Units will be credited.

(d) Statement of Accounts. The Administrator will periodically provide to each Participant a statement setting forth the balance of the Deferral Account maintained for the Participant.


                                    ARTICLE 5
                               RETIREMENT BENEFITS


5.1      Amount

(a) Deferred Compensation. Upon Retirement, the Company will pay to the Participant a retirement benefit in the form provided in Section 5.2(a), based on the balance of the Compensation Deferral Account as of the Valuation Date. If paid as a lump sum, the retirement benefit will be equal to the Compensation Deferral Account balance. If paid in installments, the installments will be paid in amounts that will amortize the Compensation Deferral Account balance with interest credited at the Crediting Rate over the period of time benefits are to be paid. For purposes of calculating installments, the Compensation Deferral Account will be valued as of December 31 each year, and the subsequent installments will be adjusted for the next Plan Year according to procedures established by the Administrator to reflect changes in the Crediting Rate.

(b) Deferred Stock Units. Upon Retirement, the Company will pay to the Participant a retirement benefit in the form provided in Section 5.2(b), based on the balance of the Deferred Stock Unit Deferral Account as of the Valuation Date. If paid as a lump sum, the retirement benefit will be equal to the Deferred Stock Unit Deferral Account balance. If paid in installments, the installments will be paid in amounts that will amortize the Deferred Stock Unit Deferral Account balance with Dividend Equivalents credited over the period of time benefits are to be paid. For purposes of calculating installments, the Deferred Stock Unit Deferral Account will be valued as of December 31 each year, and the subsequent installments will be adjusted for the next Plan Year according to procedures established by the Administrator to reflect any changes in the Dividend Equivalent crediting rate.




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5.2      Form of Retirement Benefits

(a) Compensation Deferrals. The Participant may elect on the Participation Election form to have the retirement benefit attributable to Compensation deferrals paid in cash:

         (i)    In a lump sum,

         (ii) In installments paid monthly over a period of 60, 120, or 180 months, or

         (iii) In a lump sum of a portion of the Deferral Account upon Retirement with the balance in installments paid monthly over a period of 60, 120, or 180 months.

If no valid election is made, the Administrator will pay the retirement benefit in installments over a 180 month period. Participants may change the form of payout by written election filed with the Administrator; provided, however, that if the Participant files the election less than 13 months prior to the date of Retirement, the payout election in effect 13 months prior to the date of Retirement will govern.

(b) Deferred Stock Units. The balance in the Deferred Stock Unit Deferral Account will be paid in cash in a lump sum. At least six months prior to retirement, the Participant may request distribution in monthly installments over 5, 10, or 15 years subject to approval of the Board.

5.3      Commencement of Benefits

Payments will commence within 60 days after the date the Participant retires, or attains age 55, whichever is later.

5.4      Small Benefit Exception

Notwithstanding the foregoing, the Administrator may, in its sole discretion:

(a) pay the benefits in a single lump sum if the sum of all benefits payable to the Participant is less than or equal to $3,500.00, or

(b) reduce the number of installments elected by the Participant to 120 or 60 if necessary to produce a monthly benefit of at least $300.00.


                                    ARTICLE 6
                              TERMINATION BENEFITS


6.1      Amount

No later than 60 days following a Termination of Service, the Administrator will pay to the Participant a termination benefit as of the Valuation Date equal to
(i) the balance of the Compensation Deferral Account, and (ii) the balance of the Deferred Stock Unit Deferral Account.




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6.2      Form of Termination Benefits

(a) The Administrator will pay the Compensation Deferral Account termination benefits in a single lump sum cash payment unless the Participant has previously elected payment to be made in three annual installments. Installments paid under this Section 6.2(a) will include interest at the Index Rate and will be redetermined annually to reflect adjustments in that rate.

(b) The Administrator will pay the Deferred Stock Unit Deferral Account termination benefit in a single lump sum cash payment.

(c) Notwithstanding the foregoing, any Termination for Cause will result in an single lump sum cash payment.


                                    ARTICLE 7
                                SURVIVOR BENEFITS


7.1      Pre-Retirement Survivor Benefit

If the Participant dies while actively serving on the board of directors of an Affiliate, the Administrator will pay a pre-retirement survivor benefit to the Participant's Beneficiary. With respect to the Compensation Deferral Account, the Administrator will pay a lump sum in cash or commence monthly installments in accordance with the Participant's prior election within 60 days after the Participant's death. The payment(s) will be based on the Participant's Compensation Deferral Account balance as of the Valuation Date; provided however, that if the Participant's death occurs within ten years of (i) his or her initial Plan participation date, or (ii) January 1, 1995, whichever is later, then the Beneficiary's payment(s) will be based on twice the Participant's Compensation Deferral Account balance as of the Valuation Date. With respect to Deferred Stock Units, the Administrator will pay a lump sum in cash based on the Deferred Stock Unit Deferral Account balance as of the Valuation Date within 60 days after the Participant's death. No doubling will apply to the Deferred Stock Unit Deferral Account.

7.2      Post-Retirement Survivor Benefit

If the Participant dies after Retirement, the Administrator will pay a post-retirement survivor benefit to the Participant's Beneficiary in an amount equal to the remaining benefits payable to the Participant from the Compensation Deferral Account under the Plan over the same period the benefits would have been paid to the Participant; provided however, if the Participant's death occurs within ten years of (i) his or her initial Plan participation date, or
(ii) January 1, 1995, whichever is later, then the Beneficiary's death benefit will be based on twice the Participant's Compensation Deferral Account balance as of the Valuation Date. In the event the Deferred Stock Unit Deferral Account Balance has not yet been paid to the Participant, the Administrator will pay a lump sum in cash as of the Valuation Date within 60 days after



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the  Participant's  death.  No doubling  will apply to the  Deferred  Stock Unit
Deferral Account.

7.3  Post-Termination Survivor Benefit

It the Participant dies following Termination of Service, but prior to the payment of all benefits under the Plan, the Beneficiary will be paid the remaining balance in the Participant's Deferral Account in a lump sum. No double benefit will apply.

7.4      Changing Form of Benefit

Beneficiaries may petition the Administrator once, and only after the death of the Participant, for a change in the form of survivor Benefits. The Administrator may, in its sole and absolute discretion, choose to grant or deny such a petition.

7.5      Small Benefit Exception

Notwithstanding the foregoing, the Administrator may, in its sole discretion:

(a) pay the benefits in a single lump sum if the sum of all benefits payable to the Beneficiary is less than or equal to $3,500.00, or

(b) reduce the number of installments elected by the Participant to 120 or 60 if necessary to produce a monthly benefit of at least $300.00.


                                    ARTICLE 8
                                CHANGE OF CONTROL


Within two years after a Change of Control, any Participant or Beneficiary in the case of an Edison International Change of Control, or the affected Participants or Beneficiaries in the case of a Company Change of Control, may elect to receive a distribution of the balance of the Compensation Deferral Account. There will be a penalty deducted from the Compensation Deferral Account prior to distribution pursuant to this Article 8 equal to 5% of the total balance of the Compensation Deferral Account (instead of the 10% reduction otherwise provided for in Section 9.2). If a Participant elects such a withdrawal, any on-going Annual Deferral will cease, and the Participant may not again be designated as an Eligible Employee until one entire Plan Year following the Plan Year in which the withdrawal was made has elapsed.


                                    ARTICLE 9
                      SCHEDULED AND UNSCHEDULED WITHDRAWALS


9.1      Scheduled Withdrawals

(a) Election. When making a Participation Election, a Participant may elect to receive a distribution of a specific dollar amount or a percentage of the Annual Deferral that will be made in the following Plan Year at a specified year in the future when the Participant



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will still be an active director. Such an election must be made on an In-Service
Distribution Election Form and submitted concurrently with the Participation Election. The election of a Scheduled Withdrawal will only apply to the Annual Deferral and related earnings for that Deferral Period, but not to previous or subsequent Annual Deferrals or related earnings. Elections under this Section will be superseded by benefit payments due to the Retirement, Termination of Service or death of the Participant.

(b) Timing and Form of Withdrawal. The year specified for the Scheduled Withdrawal may not be sooner than the second Plan Year following the Plan Year in which the deferral occurs. The Participant will receive a lump sum distribution of the amount elected on January 1st of the Plan Year specified.

(c) Remaining Compensation Deferral Account. The remainder, if any, of the Participant's Compensation Deferral Account will continue in effect and will be distributed in the future according to the terms of the Plan.

(d) Deferred Stock Units. No Scheduled Withdrawal of Deferred Stock Units is permitted.

9.2  Unscheduled Withdrawals

(a) Election. A Participant (or Beneficiary if the Participant is deceased) may request in writing to the Administrator an Unscheduled Withdrawal of all or a portion of the entire vested amount credited to the Participant's Compensation Deferral Account, including earnings, which will be paid within 30 days in a single lump sum; provided, however, that (i) the minimum withdrawal will be 25% of the Compensation Deferral Account balance, (ii) an election to withdraw 75% or more of the balance will be deemed to be an election to withdraw the entire balance, and (iii) such an election may be made only once in a Plan Year.

(b) Withdrawal Penalty. There will be a penalty deducted from the Compensation Deferral Account prior to an Unscheduled Withdrawal equal to 10% of the Unscheduled Withdrawal. If a Participant elects such a withdrawal, any on-going Annual Deferral will cease, and the Participant may not again be designated as an Eligible Director until one entire Plan Year following the Plan Year in which the withdrawal was made has elapsed.

(c) Small Benefit Exception. Notwithstanding any of the foregoing, if the sum of all benefits payable to the Participant or Beneficiary who has requested the Unscheduled Withdrawal is less than or equal to $3,500.00, the Administrator may, in its sole discretion, elect to pay out the entire Compensation Deferral Account (reduced by the 10% penalty) in a single lump sum.

(d) Deferred Stock Units. No Unscheduled Withdrawal of Deferred Stock Units is permitted.





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





                                   ARTICLE 10
                         CONDITIONS RELATED TO BENEFITS


10.1     Nonassignability

The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, at any time or any manner whatsoever. These benefits will be exempt from the claims of creditors of any Participant or other claimants and from all orders, decrees, levies, garnishment or executions against any Participant to the fullest extent allowed by law. Notwithstanding the foregoing, the benefit payable to a Participant may be assigned in full or in part, pursuant to a domestic relations order of a court of competent jurisdiction.

10.2     Financial Hardship Distribution

A participant may submit a hardship distribution request to the Administrator in writing setting forth the reasons for the request. The Administrator will have the sole authority to approve or deny such requests. Upon a finding that the Participant or the Beneficiary has suffered a Financial Hardship, the
Administrator may in its discretion, permit the Participant to cease any on-going deferrals and accelerate distributions of benefits under the Plan in the amount reasonably necessary to alleviate the Financial Hardship. If a distribution is to be made to a Participant on account of Financial Hardship, the Participant may not make deferrals under the Plan until one entire Plan Year following the Plan Year in which a distribution based on Financial Hardship was made has elapsed.

10.3     No Right To Assets

The benefits paid under the Plan will be paid from the general funds of the Company, and the Participant and any Beneficiary will be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. The Participant will have no claim to benefits from any other Affiliate.

10.4     Protective Provisions

The Participant will cooperate with the Administrator by furnishing any and all information requested by the Administrator, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrator may deem necessary and signing such consents to insure or taking such other actions as may be requested by the Administrator. If the Participant refuses to cooperate, the Administrator and the Employer will have no further obligation to the Participant under the Plan.

10.5     Withholding

The Participant or the Beneficiary will make appropriate arrangements with the Administrator for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other director tax requirements applicable to the payment of benefits under the Plan. If no other arrangements are made, the Administrator may provide, at its discretion, for such withholding and tax payments as may be required.


                                   ARTICLE 11
                               PLAN ADMINISTRATION


The Administrator will administer the Plan and interpret, construe and apply its provisions in accordance with its terms and will provide direction and oversight as necessary to management, staff, or contractors to whom day-to-day Plan operations may be delegated. The Administrator will establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. All decisions of the Administrator will be final and binding.


                                   ARTICLE 12
                             BENEFICIARY DESIGNATION


The Participant will have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan will be made in the event of the Participant's death. The Beneficiary designation will be effective when it is submitted in writing to the Administrator during the Participant's lifetime on a form prescribed by the Administrator.

The submission of a new Beneficiary designation will cancel all prior Beneficiary designations. Any finalized divorce or marriage of a Participant subsequent to the date of a Beneficiary designation will revoke such designation, unless in the case of divorce the previous spouse was not designated as Beneficiary, and unless in the case of marriage the Participant's new spouse has previously been designated as Beneficiary. The spouse of a married Participant must consent in writing to any designation of a Beneficiary other than the spouse.

If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant's benefits, then the Administrator will direct the distribution of the benefits to the Participant's estate. If a Beneficiary dies after commencement of payments to the Beneficiary, a lump sum of any remaining payments will be paid to that person's Beneficiary, if one has been designated, or to the Beneficiary's estate.

                                   ARTICLE 13
                        AMENDMENT OR TERMINATION OF PLAN


13.1     Amendment of Plan

Subject to the terms of Section 13.3, Edison International may at any time amend the Plan in whole or in part, provided, however, that the amendment (i) will not decrease the balance of the Participant's Deferral Account at the time of the amendment and (ii) will not retroactively decrease the applicable Crediting Rates of the Plan prior to the time of the amendment. Edison International may amend the Crediting Rates of the Plan prospectively, in which case the Administrator will notify the Participant of the amendment in writing within 30 days after the amendment.

13.2     Termination of Plan

Subject to the terms of Section 13.3, Edison International may at any time terminate the Plan. If Edison International terminates the Plan, the date of the termination will be treated as the date of Termination of Service for the purpose of calculating Plan benefits, and the benefits the Participant is entitled to receive under the Plan will be paid to the Participant in a lump sum within 60 days.

13.3     Amendment or Termination After Change of Control

Notwithstanding the foregoing, Edison International will not amend or terminate the Plan without the prior written consent of affected Participants for a period of two calendar years following a Change of Control and will not thereafter amend or terminate the Plan in any manner which affects any Participant (or Beneficiary of a deceased Participant) who commences receiving payment of benefits under the Plan prior to the end of the two-year period following a Change of Control.

13.4     Exercise of Power to Amend or Terminate

Edison International's power to amend or terminate the Plan will be exercisable by the Board.

13.5     Constructive Receipt Termination

Notwithstanding anything to the contrary in this Plan, in the event the Administrator determines that amounts deferred under the Plan have been constructively received by Participants and must be recognized as income for federal income tax purposes, the Plan will terminate and distributions will be made to Participants in accordance with the provisions of Section 13.2 or as may be determined by the Administrator. The determination of the Administrator under this Section 13.5 will be binding and conclusive.

                                   ARTICLE 14
                          CLAIMS AND REVIEW PROCEDURES


14.1     Claims Procedure

The Administrator will notify a Participant in writing, within 90 days after his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Plan. If the Administrator determines that a Participant is not eligible for benefits or full benefits, the notice will set forth (1) the specific reasons for the denial, (2) a specific reference to the provisions of the Plan on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Plan's claims review procedure and other appropriate information as to the steps to be taken if the Participant wishes to have the claim reviewed. If the Administrator determines that there are special circumstances requiring additional time to make a decision, the Administrator will notify the Participant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period.

14.2     Review Procedure

If a Participant is determined by the Administrator not to be eligible for benefits, or if the Participant believes that he or she is entitled to greater or different benefits, the Participant will have the opportunity to have the claim reviewed by the Administrator by filing a petition for review with the Administrator within 60 days after receipt of the notice issued by the
Administrator. Said petition will state the specific reasons which the Participant believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Administrator of the petition, the Administrator will afford the Participant (and counsel, if any) an opportunity to present his or her position to the Administrator orally or in writing, and the Participant (or counsel) will have the right to review the pertinent documents. The Administrator will notify the Participant of its decision in writing within the 60-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Participant and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Administrator, but notice of this deferral will be given to the Participant. In the event of the death of the Participant, the same procedures will apply to the Participant's Beneficiaries.

14.3     Dispute Arbitration

Notwithstanding the foregoing, and because it is agreed that time will be of the essence in determining whether any payments are due to Participant or his or her Beneficiary under the Plan, a Participant or Beneficiary may, if he or she desires, submit any claim for payment under the Plan to arbitration. This right to select arbitration will be solely that of the Participant or Beneficiary and the Participant or Beneficiary may decide whether or not to arbitrate in his or her discretion. The "right to select arbitration" is not mandatory on the Participant or Beneficiary, and the Participant or Beneficiary may choose in lieu thereof to bring an action in an appropriate civil court. Once an arbitration is commenced, however, it may not be discontinued without the mutual consent of both parties to the arbitration. During the lifetime of the Participant only he or she can use the arbitration procedure set forth in this Section.

Any claim for arbitration may be submitted as follows: if a Participant or Beneficiary has submitted a request to be paid under the Plan and the claim is finally denied by the Administrator in whole or in part, the claim may be filed in writing with an arbitrator of the Participant's or Beneficiary's choice who is selected by the method described in the next four sentences. The first step of the selection will consist of the Participant or Beneficiary submitting a list of five potential arbitrators to the Administrator. Each of the five arbitrators must be either (1) a member of the National Academy of Arbitrators located in the State of California or (2) a retired California Superior Court or Appellate Court judge. Within one week after receipt of the list, the Administrator will select one of the five arbitrators as the arbitrator for the dispute in question. If the Administrator fails to select an arbitrator within one week after receipt of the list, the Participant or Beneficiary will then designate one of the five arbitrators for the dispute in question.

The arbitration hearing will be held within seven days (or as soon thereafter as possible) after the picking of the arbitrator. No continuance of said hearing will be allowed without the mutual consent of Participant or Beneficiary and the Administrator. Absence from or nonparticipation at the hearing by either party will not prevent the issuance of an award. Hearing procedures which will expedite the hearing may be ordered at the arbitrator's discretion, and the arbitrator may close the hearing in his or her sole discretion when he or she decides he or she has heard sufficient evidence to satisfy issuance of an award.

The arbitrator's award will be rendered as expeditiously as possible and in no event later than one week after the close of the hearing.

In the event the arbitrator finds that the Administrator or the Company has breached the terms of the Plan, he or she will order the Company to pay to Participant or Beneficiary within two business days after the decision is rendered the amount then due the Participant or Beneficiary, plus, notwithstanding anything to the contrary in the Plan, an additional amount equal to 20% of the amount actually in dispute. This additional amount will constitute an additional benefit under the Plan. The award of the arbitrator will be final and binding upon the Parties.

The award may be enforced in any appropriate court as soon as possible after its rendition. The Administrator will be considered the prevailing party in a dispute if the arbitrator determines (1) that the Administrator or the Company has not breached the terms of the Plan and (2) the claim by Participant or his or her Beneficiary was not made in good faith. Otherwise, the Participant or his or her Beneficiary will be considered the prevailing party. In the event that the Administrator is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (excluding any attorneys' fees incurred by the Administrator) including stenographic reporter, if employed, will be paid by the losing party. In the event that the Participant or his or her Beneficiary is the prevailing party, the fee of the arbitrator and all necessary expenses of the hearing (including all attorneys' fees incurred by Participant or his or her Beneficiary in pursuing his or her claim), including the fees of a stenographic reporter, if employed, will be paid by the Company.


                                   ARTICLE 15
                                  MISCELLANEOUS


15.1     Successors

The rights and obligations of Edison International and the Companies under the Plan will inure to the benefit of, and will be binding upon, the successors and assigns of Edison International and the Companies, respectively.

15.2     Trust

The Companies will be responsible for the payment of all benefits under the Plan. At their discretion, the Companies may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. The trust or trusts may be irrevocable, but a Company's share of the assets thereof will be subject to the claims of the Company's creditors. Benefits paid to the Participant from any such trust will be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

15.3     Service Not Guaranteed

Nothing contained in the Plan nor any action taken hereunder will be construed as a contract of service or as giving any Participant any right to continue in service as a director of Edison International or any other Affiliate.

15.4     Gender, Singular and Plural

All pronouns and variations thereof will be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

15.5     Captions

The captions of the articles and sections of the Plan are for convenience only and will not control or affect the meaning or construction of any of its provisions.

15.6     Validity

If any provision of the Plan is held invalid, void or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

15.7     Waiver of Breach

The waiver by the Administrator of any breach of any provision of the Plan by the Participant will not operate or be construed as a waiver of any subsequent breach by the Participant.

15.8     Applicable Law

The Plan will be governed and construed in accordance with the laws of California.

15.9     Notice

Any notice or filing required or permitted to be given to the Administrator under the Plan will be sufficient if in writing and hand-delivered, or sent by first class mail to the principal office of Edison International, directed to the attention of the Administrator. The notice will be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.

IN WITNESS WHEREOF, Edison International has restated this Plan effective the 1st day of January, 1998.


Edison International


Lillian R. Gorman
-------------------------------------------
Lillian R. Gorman, Vice President